EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ROKIT America, Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)		$	$35,000,000	$0.00013810	$4,833.50
		Total Offering Amounts				35,000,000		$4,833.50
		Total Fees Previously Paid						$—
		Total Fee Offsets						—
		Net Fee Due						$4,833.50

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the “Securities Act”), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment.